Altus Power, Inc. Secures Capital to Finance Additional
35 Megawatts of Operating Assets

STAMFORD, CT, June 20, 2023 – Altus Power, Inc. (“Altus Power” or the “Company”) (NYSE: AMPS), the premier independent developer, owner and operator of commercial-scale solar facilities, today announced that it has secured an incremental $47 million in capital from Blackstone. This incremental debt will provide long-term fixed rate financing for 35 megawatts of operating assets in Altus Power’s portfolio. The use of proceeds includes payoff of the $15.8 million outstanding under the Company’s construction facility with the remainder as net cash proceeds available to be reinvested in the Company’s business.
This incremental financing is an expansion of the $204 million facility initiated in February 2023. The additional $47 million will carry the same interest rate and terms as the initial borrowings, a fixed interest rate of 5.62% for the tenor of the facility and the option to refinance the debt without penalty after 3 years.
“Blackstone continues to be a lender-of-choice for our commercial-scale solar assets driven by their extensive experience underwriting long-term contracted assets across a diversity of industries,” commented Dustin Weber, CFO of Altus Power. “Altus Power is fortunate to be positioned with access to capital that enables our Company to invest in and own our assets for the long-term.”
“These long-term contracted assets meet the needs of our clients seeking high quality, long-duration investments,” added Robert Camacho, Co-Head of Asset Based Finance within Blackstone’s Structured Finance Group. “Blackstone Structured Finance has significant capacity to invest and is focused on finding additional opportunities like those that Altus Power continues to originate.”
About Altus Power, Inc.
Altus Power, based in Stamford, Connecticut, is the premier commercial-scale clean electrification company serving commercial, industrial, public sector and community solar customers with an end-to-end solution. Altus Power originates, develops, owns and operates locally sited solar generation, energy storage and charging infrastructure across the nation. Visit www.altuspower.com to learn more.

Altus Power Contacts:

Chris Shelton
Head of IR
InvestorRelations@altuspower.com